FOR IMMEDIATE RELEASE

Samsara Luggage, Inc. and Darkstar Ventures, Inc. Announce the Signing of a Merger Agreement to merge Samsara with and into Darkstar

Darkstar Ventures, Inc. (OTC: DAVC) and Samsara Luggage, Inc. announce that they have signed a merger agreement that is intended to facilitate Samsara’s further global market penetration for worldwide sales of Samsara’s smart cases.

NEW YORK, May 10, 2019

Samsara Luggage, Inc. and Darkstar Ventures, Inc. announced today that they have signed a merger agreement pursuant to which Samsara will merge with and into Darkstar, and the current shareholders of Samsara will be issued new shares Darkstar representing 80% of the issued and outstanding shares of Darkstar’s common stock following the completion of the merger.  The merger is intended to facilitate Samsara’s planned business development and marketing activities to expand Samsara’s leading Smart Travel Tech brand globally.

Ms. Atara Dzikowski, Samsara Co-Founder and CEO, stated: “We would like to thank Darkstar for its cooperation and professionalism in bringing the two companies together and quickly reaching a mutually-beneficial win-win agreement.”

Mr. Abraham Bengio, Darkstar’s CEO, stated: “We believe this agreement is in the best interests of our many long-term shareholders and opens an exciting new direction of the company targeted to increase shareholder value.”

About Samsara Luggage:

Samsara recently launched its global sales via Amazon worldwide and is one of the few smart luggage companies that meets new airline regulations.

Samsara Luggage is dedicated to combining technology, design and material within the travel industry, integrating IoT and smart features in our products. Utilizing cutting edge technology and design, Samsara Luggage provides products that maintain a high-commitment to quality.

Contact:

Website: www.samsaraluggage.com

Email: info@samsaraluggage.com

Forward-Looking Statements:

Certain matters discussed in this press release may be forward-looking statements.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including, without limitation, the following: changes in economic conditions; general competitive factors; the company's success in obtaining new customers; the company's ability to execute its business model and strategic plans; the company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  The company assumes no obligation to update these forward-looking statements.

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